EXHIBIT 3.1.2

                             STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                              ARTICLES OF AMENDMENT



Pursuant Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.       The name of the corporation is              HomeGold Financial, Inc.

2.       Date of Incorporation       June 19, 1968

3.       Agent's Name and Address   William E. Long, Jr., 3901 Pelham Road,
         Greenville, SC  29615

4.       On May 1, 2000      , the corporation adopted the following
         Amendment(s) of its Articles of Incorporation: (Type or attach the complete text of each Amendment)

         Please see Exhibit A attached hereto.

5. The manner, if not set forth in the Amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").

         N/A

6. Amendment(s) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to Sections 33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code of
         Laws, as amended and shareholder action was not required.

7. Unless a delayed dated is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See Section 33-1-230(b) of the 1976 South Carolina Code of Laws, as amended) N/A
                                   ---------------------------------------------

Date May 1, 2000                    HomeGold Financial, Inc.
     -----------                   ---------------------------------------------
                                                Name of Corporation


                                   ---------------------------------------------
                                                    Signature

                                          John M.  Sterling, Jr., Chairman
                                   ---------------------------------------------
                                           Type or Print Name and Office

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                           CERTIFICATE OF DESIGNATION
                    SERIES A NON-CONVERTIBLE PREFERRED STOCK

            There is hereby established a series of Preferred Stock of the Corporation consisting of Fifteen Million Three Hundred Thousand (15,300,000) shares, $1.00 par value per share, designated "Series A Non-convertible Preferred Stock" having the preferences, limitations and relevant rights set forth below (the "Series A Preferred Stock").

            SECTION I. DISTRIBUTIONS.

                (a) The holders of the Series A Preferred Stock shall be entitled to receive out of funds legally available therefor, cumulative annual cash dividends of $0.08 per share, increasing to $.10 per share on January 1, 2005, payable quarterly (i.e. $0.02 per share, increasing to $0.025 per share on January 1, 2005) on the 15th day of each calendar quarter in each year (a "Quarterly Dividend Payment Date") commencing on the first Quarterly Dividend Payment Date after the issuance of Series A Preferred Stock; provided however, that no such dividends shall be paid or payable, nor shall such dividends cumulate, so long as any of the Corporation's 10.75% Senior Notes due 2004 are outstanding.

               (b) The Series A Preferred Stock is superior with respect to dividends over the Common Stock and any subsequent series of preferred stock. Accordingly, no dividends in cash or property may be paid with respect to the Common Stock or any other security ranking junior to the Series A Preferred Stock in a particular fiscal year unless all dividends with respect to the Series A Preferred Stock for that particular fiscal year have been paid or sums sufficient set aside therefor.

               (c) The cash dividends on the Series A Preferred Stock are cumulative and, accordingly, no dividends or other distributions may be declared or paid on shares of the Common Stock or any security ranking junior to the Series A Preferred Stock unless all regular cash dividends on the Series A Preferred Stock for all past periods have been paid. Any dividends paid in part on the shares of the Series A Preferred Stock and any shares of other preferred stock ranking on a parity, as to dividends, with the Series A Preferred Stock, must be paid ratably in proportion to the dividends to which the holders of all such parity shares are respectively entitled. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on Series A Preferred Stock.

               (d) Dividends payable on the Series A Preferred Stock shall be computed based on a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear on the stock books of the Corporation on such record date, not more than 60 days nor less than 10 days preceding the Quarterly Dividend Payment Date, from time to time fixed in advance by the Board of Directors of the Corporation, or if no record date is fixed, to holders of record as of the close of business on the date on which the dividend is declared. Dividends for the partial year prior to the first Quarterly Dividend Payment Date shall be calculated pro rata based on a 360-day year consisting of twelve 30-day months.
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       SECTION II. PREFERENCE ON LIQUIDATION.

               (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the shares of Common Stock or of any stock ranking on liquidation junior to the Series A Preferred Stock an amount equal to the par value per share of the Series A Preferred Stock (appropriately adjusted for any subdivision, combination, stock dividend or reclassification) plus all accrued but unpaid distributions thereon. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amount to which they shall be entitled, the holders of the Series A Preferred Stock shall share ratably (together with any other series ranking equal to the Series A Preferred Stock with respect to liquidation preference) in any distribution of assets in proportion to the full amount to which they are respectively entitled. For purposes of this Section II, neither the merger or consolidation of the Corporation into or with any other corporation, nor the sale of all or substantially all the assets of the Corporation, shall be deemed a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. Series A Preferred Stock shall have priority in liquidation superior to that of any subsequent series of preferred stock. In particular, the Board of Directors shall not have the authority, without shareholder vote, to establish subsequent series of preferred stock having a priority in liquidation equal or superior to the Series A Preferred Stock.

               (b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers reasonably acceptable to holders of a majority of the outstanding shares of Series A Preferred Stock (which may be the same appraisers engaged by the Corporation to appraise assets on behalf of holders of other capital stock of the Corporation) to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock and any other securities of the Corporation. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred Stock of the appraiser's valuation.

       SECTION III. VOTING.

               (a) Holders of the Series A Preferred Stock shall not be entitled to vote on any matter, except as expressly required by the South Carolina Business Corporation Act of 1988, as amended, or as expressly provided below. Whenever the approval or other action of holders of the Series A Preferred Stock voting as a separate class is required by the South Carolina Business Corporation Act of 1988, as amended, or this Certificate of Designation, each share of the Series A Preferred Stock shall be entitled to one vote, and the affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented shall be sufficient to constitute such approval or other action unless a higher percentage is required by applicable law.

               (b) Unless a higher percentage is otherwise expressly required by applicable law, approval of a majority of Series A Preferred Stock outstanding (voting as a class) shall be required

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(i) to create or authorize any class or series of stock ranking prior to or equal to the Series A Preferred Stock in respect of dividends or distribution of assets on liquidation or otherwise alter or abolish the liquidation preferences or any other preferential right of the Series A Preferred Stock, or (ii) designate or authorize additional shares of Series A Preferred Stock or (iii) to exclude or limit the voting rights as to these matters.

         SECTION IV. CONVERSION RIGHTS. The Series A Preferred Stock are not convertible into any Company security.

       SECTION V. PUT - REDEMPTION RIGHTS. The Series A Preferred Stock does not have any associated put, redemption or sinking fund rights. Any or all of the shares of Series A Preferred Stock outstanding at any time shall be redeemable at par at the option of the Company upon notice to the holder(s) thereof. In the event the Company elects to redeem less than all of the then outstanding shares, and there is more than one holder of the shares, the number of shares redeemed from each such holder shall be in proportion to their total number of shares held.

       SECTION VI. PROVISION FOR CONSOLIDATION, MERGER, ETC. In case the Corporation, (i) shall consolidate with or merge into any other entity and shall not be the continuing or surviving corporation of such consolidation or merger,
(ii) shall permit any other entity to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving entity, but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other entity or cash or any other property, (iii) shall transfer all or substantially all of its properties or its assets to any other entity, or (iv) shall effect a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issuance of additional shares of Common Stock for which adjustment is provided in Section V), then, in each such case, such transaction shall not be consummated unless the continuing or surviving entity shall expressly undertake the obligations hereunder.

       SECTION VII. REACQUIRED SHARES. Any shares of the Series A Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series A Preferred Stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.